Exhibit 10.15
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT (this “Amendment”) to the Employment Agreement (the “Agreement”), dated as of August 25, 2003 and with an Agreement Effective Date of December 8, 2003, between Health Fitness Corporation (“HFC”), and Brian Gagne (“Executive”), is made and entered into between HFC and Executive as of December 21, 2006.
WHEREAS, HFC and Executive have agreed to increase severance amounts and to add provisions for severance due to Change of Control;
WHEREAS, HFC and Executive wish to amend the Agreement accordingly.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is specifically acknowledged by the parties, the Company and Executive agree as follows:
1.	Paragraph 2.02 (b) of the Agreement shall be amended by deleting the term “three (3) months” and replacing it with “six (6) months”.

2.	Paragraph 2.01 of the Agreement shall be amended by adding the following subparagraphs (h) and (i):

“(h) May be terminated by HFC immediately upon written notice to Executive within (6) months of a Change in Control as defined in Paragraph 2.03 below;”

“(i) May be terminated by Executive upon thirty (30) days’ written notice to HFC for Good Reason within (6) months of a Change in Control (as defined in Paragraph 2.03 below) if the Company has not cured within the thirty (30) day notice period. “Good Reason” shall mean a reduction in the Executive’s responsibilities or compensation in connection with or following a Change in Control;”

3.	A New Paragraph 2.03 of the Agreement shall be added as follows:

2.03 Termination in the Event of a Change of Control.

(a) Change of Control Payments. If termination occurs pursuant to subparagraph 2.01 (h) or (i), Executive’s receipt of annual base salary and fringe benefits shall terminate as of the date of termination or as required by law. However, Executive shall receive as separation pay the equivalent of six (6) months of his/her then current annual base salary. Any separation pay due to the Executive under this subparagraph 2.03(a) shall be payable to Executive, at the sole discretion of HFC, either in a lump sum or in installments in accordance with HFC’s standard payroll practices. Executive shall be required to execute a general release of any and all claims in favor of HFC in exchange for his/her receipt of separation pay under this subparagraph 2.03(a). Notwithstanding the foregoing, if any of the payments described in this Paragraph 2.03 are subject to the requirements of Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A of the Code, such payments shall not be made earlier than the date that is six (6) months after Executive’s termination, but shall be paid during the calendar year following the year in which such termination occurs and within thirty (30) days of the earliest possible date permitted under Section 409A of the Code.

(b)	Limitation on Change of Control Payments. Executive shall not be entitled to receive any Change of Control Action (as defined below), which would constitute an “excess parachute payment” for purposes of Section 280G of the Code, or any successor provision, and the regulations thereunder. In the event that any Change of Control Action payable to Executive would constitute an “excess parachute payment,” then the acceleration of the exercisability of any stock options and the payments to Executive pursuant to this Paragraph 2.03 shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. For purposes of this Paragraph 2.03, a “Change of Control Action” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Section 280G of the Code, including, without limitation, any and all salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

(c)	Definition. For purposes of this Agreement, a “Change of Control” shall mean any of the following events occurring after the date of this Amendment:

(1) A merger or consolidation to which the Company is a party, an acquisition by the Company involving the issuance of the Company’s securities as consideration for the acquired business, or any combination of fully closed and completed mergers, consolidations or acquisitions during any consecutive twenty-four (24) month period, if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger, consolidation, or acquisition (or prior to the effective date of the first of a combination of such transactions) have, immediately following the effective date of such merger, consolidation or acquisition (or following the effective date of the last of a combination of such transactions), beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation; or

(2) The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve (12) month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this subparagraph 2.03(c), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets.

4.	This Amendment shall be effective on December 21, 2006.

5.	Except as expressly amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect.

6.	This amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on behalf of each as of the date first above written.

HEALTH FITNESS CORPORATION

By:	/s/ Gregg Lehman Name: Gregg Lehman
Title: President and Chief Executive Officer

/s/ Brian Gagne BRIAN GAGNE